06-08
November 17, 2006

To all stockholders:

At its regularly scheduled meeting today, the Board of Directors declared a special transitional dividend on capital stock in the amount of 1.32329 percent, or 5.25 percent annualized. In declaring this dividend, the Board intends to transition to a schedule in which dividends are declared after the close of the calendar quarter from earnings of that prior, three-month calendar quarter.

This one-time transitional dividend will be paid out of FHLBank Pittsburgh’s retained earnings. The impact of approximately $41 million to retained earnings will result in a retained earnings balance above the Board’s retained earnings target of $200 million.

The transitional dividend will be equal to 1.32329 percent of stockholders’ average capital stock balances during the nine-month period ended September 30, 2006 and will be credited to stockholders’ DDAs on Friday, December 15, 2006.

For quite some time, Management and the Board have wanted to change the dividend schedule to a calendar more typical of an SEC registrant, and had identified two ways to accomplish this: skip a dividend payment or declare a one-time special dividend. We are most pleased that the timing worked to make this transitional dividend possible, providing an unexpected piece of positive news for our stockholders at this time.

Please call Craig Howie, 412/288-3406, if you have questions.

Sincerely,

John R. Price
President and Chief Executive Officer